Exhibit 10.2

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

This BOARD NOMINATION AGREEMENT, dated as of [       ], 2024 (this “Agreement”), is made by and between Amer Sports, Inc., a Cayman Islands exempted company (the “Company”) and Anamered Investments Inc., company that exists under the laws of the British Virgin Islands (“Shareholder”).

WHEREAS, the Company is contemplating an initial public offering (an “IPO”); and

WHEREAS, the Shareholder, together with its affiliates, expects to remain a significant shareholder of the Company following the Closing; and

WHEREAS, in connection with the closing of the IPO (the “Closing”), the Company and Shareholder have agreed that, following the Closing, the Shareholder shall have certain nomination rights for directors on the Board, subject to the occurrence and effectiveness of the Closing and the terms and conditions hereof; and

NOW, THEREFORE, in consideration of the foregoing, the Company and the Shareholder hereby agree as follows:

1.             Board Nomination Right. Following the Closing and prior to the termination of this Agreement, at any meeting of the shareholders of the Company at which members of the Board are to be elected or re-elected, or whenever any vacancy on the Board is to be filled by the action of the Board, for so long as the Shareholder and its affiliates collectively hold at least 10% of the issued and outstanding shares of the Company, the Shareholder shall have the right to nominate for election or re-election by the shareholders or the right to appoint to the Board to fill in any vacancy at that time, as the case may be and subject to the reasonable acceptance by the nomination and corporate governance committee, a total of one (1) individual, to serve as director of the Company.

At the time the Shareholder and its affiliates collectively hold less than 10% of the issued and outstanding shares of the Company, the Shareholder shall no longer have the right to nominate for election or re-election by the shareholders any candidates to serve as director of the Company.

2.             Cooperation by Company. For so long as the Shareholder has the right to nominate a director under Section 4, the Company shall:

(a)             nominate for election and include in any management information circular or other documents relating to the election of directors (or submit to the shareholders of the Company by written consent, if applicable) each individual nominated by the Shareholder;

(b)             solicit votes from the shareholders of the Company in favor of the election of such nominees in a manner no less favorable than the manner in which the Company solicits votes in favor of the election of other nominees at any such meeting; and

(c)             take all steps which may be necessary or appropriate to recognize, enforce and comply with the rights of the Shareholder under Section 1.

3.             Governing Law; Venue for Disputes. This Agreement shall be governed in all respects by the laws of the State of Delaware (without giving effect to principles of conflicts of laws which would lead to the application of the laws of another jurisdiction). Each of the parties hereto consents to the non-exclusive jurisdiction of the federal courts whose districts encompass any part of the District of Delaware or the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

4.             Notices. All notices and communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, except, in each case, if an undelivered message is received by the sender; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance this Section 6).

If to the Company, to:

Amer Sports, Inc.
Konepajankuja 6

00511 Helsinki

Finland
Attention: Jutta Karlsson, General Counsel

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Michael Kaplan, Roshni Banker Cariello

If to Shareholder, to:

Anamered Investments Inc.

600-21 Water Street

Vancouver, BC V6B 1A1
Attention: Jason Gaede [***]

with a copy to:

Jon McCullough [***]

and

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94394

Attention: William Brentani [***], Heidi Mayon [***]

5.             Entire Agreement. This Agreement constitutes the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement. Shareholder’s rights under this Agreement are personal and cannot be transferred or assigned except with the prior written consent of the Company. Any such assignment in violation hereof shall be deemed null and void.

6.             Term. The provisions of Section 1 hereof shall terminate and be of no further force or effect pursuant to Section 1(f) hereof. Notwithstanding the provisions of this Section 6, the provisions of Sections 3, 4, 5, 7 and this Section 6 shall survive any termination or expiration of this Agreement.

7.             Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned have hereby executed this Agreement as of the date first above written.

AMER SPORTS, INC.

By:
Name:
Title:

SHAREHOLDER

Anamered Investments Inc.

By:
Name:
Title: